SERVICES AGREEMENT

This Agreement is effective this 30 day of March 1996, (the "Effective Date") between Disease State Management, Inc., 46 Prince Street, Rochester, New York 14607 ("DSMi" or "Vendor") and Bristol-Myers Squibb Oncology, a division of Bristol-Myers Squibb Company, P.O. Box 4500, Princeton, New Jersey 08543-4500 (hereinafter called "BMS"). Vendor agrees to provide services to BMS under the terms set forth below.

A.  SERVICES

    Vendor will provide the product(s) or service(s) set forth, and to the specifications set forth in the proposal incorporated herein as Attachment A.

    The product and all material elements as set forth on Attachment A are subject to prior approval by BMS, such approval not to be unreasonably withheld.

B.  COMPENSATION

    BMS will pay Vendor according to the terms or payment schedule set forth in Attachment A hereto.

    In the event that BMS shall request any changes in the concept, specifications or scope of the product(s) or service(s) described on Attachment A hereto, Vendor will notify BMS of the cost of such revisions and will not proceed without prior approval.

    If the compensation provision on Attachment A hereto is other than a flat fee amount per element or for the entire project, Vendor will provide such documentation in support of all billings as BMS may reasonably require.

C.  CONFIDENTIALITY

    Vendor shall treat as confidential and secret any and all BMS Confidential Information. "BMS Confidential Information" shall include, but not be limited to, information relating to BMS' past, present and future marketing and research and development activities that may be disclosed to Vendor by BMS and/or BMS' parent, subsidiary or affiliate companies and which are identified in writing by BMS as confidential. BMS Confidential information shall not include (i) information known by Vendor prior to disclosure from BMS, (ii) information which is or becomes publicly known through no wrongful act of Vendor, (iii) information that is independently developed by Vendor, without use of information that otherwise constitutes BMS Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that BMS is given 10 days prior notice of such disclosure. Vendors obligations not to disclose BMS Confidential Information to third parties shall survive the termination of this Agreement for a period of five years. Vendor shall not duplicate any material containing BMS Confidential Information, except in the direct performance of its services under this Agreement. Vendor shall return all copies of materials containing BMS Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

    BMS shall treat as confidential and secret any and all Vendor Confidential Information. "Vendor Confidential Information" shall include, but not be limited to, information relating to Vendor's past, present and future systems development activities that may be disclosed to BMS and/or BMS' parent, subsidiary or affiliate companies and which are identified in writing by Vendor as confidential, except that in no event shall Vendor Confidential Information include information relating to Vendor deliverables under this agreement. Vendor Confidential lnformation shall not include (i) information known by BMS prior to disclosure from Vendor,
    (ii) information which is or becomes publicly known through no wrongful act of BMS, (iii) information that is independently developed by BMS, without use of information that otherwise constitutes Vendor Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that Vendor is given 10 days prior notice of such disclosure. BMS' obligations not to disclose Vendor Confidential Information shall survive the termination of this Agreement for a period of five years. BMS shall return all copies of materials containing Vendor Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

D.  INDEMNIFICATION

    Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including attorneys' fees, arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement, or for any willful or negligent breach of this Agreement.

E.  PROFESSIONAL STANDARDS

    Vendor represents that it has facilities, personnel, experience and expertise sufficient in quality and it will perform all such assignments and projects given it by BMS hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.

F.  OWNERSHIP OF MATERIALS

    Any and all telephone scripts or written materials created by Vendor for BMS in connection with this Agreement shall be the sole and exclusive property of BMS. BMS may use such work wherever and whenever it chooses. This Agreement shall be deemed a transfer of copyright and any copyrightable subject matter created by Vendor in such works. Vendor shall execute any and all documents necessary to demonstrate or perfect such transfer. Vendor shall not at any time in any manner during or after this Agreement, under any circumstances, be entitled to or claim any right, title or interest herein or any commission, fee or other direct or indirect benefit from BMS or BMS' parent, subsidiary or affiliate companies, in respect of such works created by Vendor hereunder. Vendor agrees to execute or cause its agents and/or employees to execute any documents necessary or desirable to secure or perfect BMS' legal rights and worldwide ownership in such works, including, but not limited to documents relating to trademark and copyright applications.

G.  RELEASES

    Any materials furnished hereunder which have not been created for BMS and are subject to the rights of third parties shall be specifically identified to BMS in writing. Vendor shall obtain (and deliver upon request to BMS) releases for all names, photographs, illustrations, testimonials, and any and all other materials used in works which Vendor prepares or uses. All such releases shall run to BMS, its agents and employees where appropriate and customary. Vendor's failure to obtain such releases or the obtaining of such releases by Vendor shall in no way relieve Vendor of its obligations in Paragraph F above except where the releases have been obtained directly by BMS. Except for works that have been secured by permission, Vendor warrants and covenants that all works provided by Vendor shall be original and shall not infringe any copyright or violate any rights of any persons or entities whatsoever.

H.  DURATION OF AGREEMENT

    1.   Term

    This Agreement is effective as of the Effective Date and shall continue in full force and effect through December 31, 2001 unless terminated by at least ninety (90) days written notice by either party to the other, sent by registered mail to the address for each party first set forth above, or to such other address which a party may designate for its receipt of notices hereunder. The Agreement will automatically renew for two successive five year terms unless either party provides the other party with written notice no less than 90 days prior to the expiration of the Agreement of its intent not to renew the Agreement.

    2.   Payment on Termination

    Upon termination of this Agreement BMS is to pay for all authorized work in process, and BMS shall assume Vendor's liability under and indemnify Vendor with respect to all outstanding contracts made in connection with Vendor services under this Agreement. Upon written notice of termination Vendor shall take all steps necessary to wind up the work under this Agreement and to mitigate BMS' liability therefore. Should Vendor terminate the agreement, during a period of time during which BMS has the exclusive right to the program as described in the Exclusivity section of this Agreement, it shall not engage or participate in any other project involving the development or implementation of an interactive program in pain management for twelve months from the date of termination. Vendor also agrees to perform services under this Agreement the shorter of six months or until an alternative source for those services can be obtained should it terminate this Agreement.

    3.   Transfer Upon Termination

    Vendor shall transfer, assign and make available to BMS or BMS' representative all property and materials in Vendor's possession or control belonging to and paid for by BMS, and all information regarding BMS' project(s) covered by this Agreement, as set forth in Paragraph C herein. Vendor also agrees to give all reasonable cooperation toward transferring with approval of third parties in interest all contracts and arrangements, if any, properly entered into by Vendor in the performance of this Agreement, and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

I.  INDEPENDENT CONTRACTORS

    The parties to this Agreement are independent contractors and nothing contained in this Agreement shall be construed to place the parties in the relationship of employer and employee, partners, principal and agent, or joint venture. Neither party shall have the power to bind or obligate the other party nor shall either party hold itself out as having such authority.

J.  THIRD PARTY OBLIGATIONS

    In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for BMS' parent, subsidiary or affiliate companies, nor disseminate any material of any kind using the name of BMS and/or BMS' parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of BMS.

K.  GOVERNING LAW

    This Agreement is entered into in the State of New Jersey and shall be construed and governed under and in accordance with the laws of that State.

L.  MISCELLANEOUS

    1) The terms of this Agreement shall be binding upon BMS and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by Vendor without the prior written consent of BMS. Factoring of accounts receivable is not permitted.

    2) The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

    3) BMS is an Equal Opportunity Employer and does not discriminate against any person because of race, color, creed, age, sex, or national origin. Vendor represents that it has the same policy of Equal Opportunity Employment.

    4) The policy of BMS is to protect the health, safety and quality of life of its employees and the public, and to exercise responsible stewardship of natural resources that may be impacted by its activities. To realize this, BMS is committed to maintaining programs and procedures for the environmentally responsible management of facilities, materials, production processes, products and packaging, transportation and distribution, waste and ft minimization, energy, general business operations and contracted goods and services. Vendor agrees with this policy and further acknowledges that its performance under this Agreement shall be in strict compliance with all applicable governmental laws and regulations and in accordance with and in furtherance of this policy.

    5) This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

    6) The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.

    7) Except for the obligation to pay money property due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, judicial requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.

IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered into this Agreement this ____ day of ______________, 1996.



Bristol-Myers Squibb Oncology          Disease State Management, Inc.
a division of Bristol-Myers            46 Prince Street
Squibb Company                         Rochester, New York 14607



By:  /s/ Brian Markison                 By:  /s/ George T. Witter
   --------------------------------        -----------------------------------

Title:  Vice President                 Title:  Vice President Sales
      -----------------------------           --------------------------------

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.


                                  PROGRAM OVERVIEW

It is the intention of DSMi-TM- and BMS that DSMi-TM- will develop and operate for BMS an interactive pain management program for use by patients. Upon completion of each phase, BMS and DSMi-TM- will consult to determine the appropriate next phase. It is understood that subsequent phases may differ from the Intermediate and Final Phases as described in this contract based upon such consultation. DSMi-TM- will be working with BMS to identify potential products as follows:

CLINICAL STUDY PHASE
This phase consists of a thirty day QOL/pharmacoeconomics trial involving one hundred and fifty patient at the M.D. Anderson Cancer Center in Houston, Texas.

INTERMEDIATE PHASE
This phase is a Phase IV post approval surveillance trial to involve as many as fifty cancer treatment centers in the United States and as many as 500 patients. It is expected that this trial will have a twelve week duration.

FINAL PHASE
The final phase of this process will be the implementation of a Pain Management Distribution System for use with drugs which BMS may market in the future.



                                    PROGRAM GOALS

A.  OVERALL GOALS

    1.   Educate patients on strategies for overcoming breakthrough pain
    2.   Assess patient's level of pain and degree of symptom relief
    3.   Identify patients with unrelieved pain
    4. Enable the patient to communicate pain and ask for appropriate analgesics
    5. Use the Quality Improvement Guidelines from the American Pain Society to improve the treatment of cancer pain
    6. Assess quality of life issues relating to mood, depression, constipation, nausea and vomiting
    7. Facilitate appropriate and timely communication of critical pain symptoms to health care providers.


B.  BEHAVIORAL GOALS

    1.   Improve patient understanding and awareness with respect to:
              Analgesic therapy for breakthrough pain
              Self monitoring of pain intensity
    2.   Enhance patient motivation and confidence with respect to:
              Pharmacological therapy
              Self monitoring of pain intensity
              Managing associated symptoms (nausea, constipation, depression)
    3.   Enhance compliance with respect to:
              Adjunctive pharmacological agents

C.  BUSINESS GOALS

    1.   Provider goals
         -    Enhance pain management for patients
         -    Strengthen patient/provider relationship
         -    Encourage adherence to established treatment guidelines
         -    Provide value added service
         -    Link providers, nurses, pharmacists and patients
         -    Reduce risk factors associated with costly:
                   Unscheduled office visits
                   Emergency room interventions
                   Hospitalizations
         -    Provide expanding database for critical pathway development

    2.   BMS Goals
         -    Empower patients to take an active role in their pain management
         - Gather consistent data enabling publication of results in a peer review forum
         - Establish an automated intervention system as the standard of care in pain management monitoring

                              PROGRAM SCHEDULE

See the "Program Intervention Description" section for details about each of the interventions. This protocol would be delivered to patients during their involvement in the program.

CLINICAL STUDY PHASE PROTOCOL

    -    QUALITY OF LIFE ENROLLMENT QUESTIONNAIRE
         Patient demographics obtained from Quality of Life Questionnaire Patient demographics entered into database

    -    INITIAL PROGRAM CALL (WEEK ONE)
         Initial call to patient
         Personalized provider update report #1

    -    FOLLOW-UP CALL #1 (WEEK TWO)
         Personalized provider update report #2

    -    FOLLOW-UP CALL #2 (WEEK THREE)
         Personalized provider update report #3

    -    FOLLOW-UP CALL #3 (WEEK FOUR)
         Personalized provider update report #4

    - AN ADDITIONAL 22 TELEPHONE INTERVENTIONS EVERY TWO WEEKS TO PATIENTS WHO WERE PARTICIPANTS IN THE CLINICAL STUDY PHASE. FAXED PHYSICIAN REPORTING IN CRISIS SITUATION ONLY


AFTER COMPLETION OF THE CLINICAL STUDY PHASE PROTOCOL, THE PATIENT DATABASE WILL BE FORWARDED TO M.D. ANDERSON CANCER CENTER FOR ANALYSIS.


INTERMEDIATE PHASE PROTOCOL

    -    Follow-up to Clinical Study Phase
    - Telephone interventions every other week to as many as 500 patients at as many as 50 cancer treatment centers in a Phase IV post approval study
    -    Faxed physician reporting in crisis situation only


    FINAL PHASE PROTOCOL

    -    To Be Determined

                    PROGRAM INTERVENTION DESCRIPTION

See the "Program Schedule" section for an outline of the protocol for delivering these program components. Note that the term "provider" is used to refer to a case manager or another health care provider designated to receive communications regarding the patient.


QUALITY OF LIFE ENROLLMENT QUESTIONNAIRE

    -    Tool to establish demographic information concerning patients
    -    Tool for establishing personalized baseline pain statistics
    -    Summarizes pain medication history
    -    Tracks pain management
    -    Establishes treatment, motivation, knowledge and satisfaction issues

TELEPHONE CALLS

    -    Call to enroll patients in the program as per data provided by BMS
    - Call placed by operator to patients according to patient's preferred contact times and the program intervention schedule
    - Cost-efficient interface: operator-initiated contact to identify patient and transfer to automated, voice response system
    - Option to reconnect with operator during or after voice response interaction
    - High appeal voice response system using a recorded human voice versus computer synthesized speech
    - Patient responds in normal speaking voice versus pushing touch tone buttons
    -    Self-reported assessment of pain management factors
    - Patient receives personalized questions and clinically appropriate feedback driven by expert system to promote patients' ability to effectively manage their pain.
    - Creates foundation for expanding patient data file which drives the personalized, interactive program services
    -    Allows identification of patient concerns and appropriate referral
    -    Adds vital progress information to the longitudinal patient database

PROVIDER UPDATES

    - Laser printed, on-demand published report integrating patient's follow-up and enrollment data
    -    Faxed to patient's provider after each patient follow-up call
    - "At-a-glance" format provides efficient documentation of critical patient data, ready for insertion into the medical record
    - Facilitates identification of patient education needs and hard-to-manage patients, appropriate allocation of health care resources, and timely modification of treatment regimens
    -    Enhances patient-provider communication

ORGANIZATIONAL DATA REPORTS

    -    Comprehensive data sets will be determined by expert consultation.
    - Standard data reports provided at conclusion of trial period. Configuration of standard reports to be determined.

                                 PROGRAM DEVELOPMENT

In conjunction with the Pain Management Group, DSMi-TM- will perform a comprehensive needs assessment to establish the fundamental goals, objectives and data sets for the intervention protocol. The needs assessment portion of the project development shall include the establishment of an expert panel. The panel will consist of Dr. Richard Payne, two oncology nurse specialists, John
La Lota from the Pain Management Group and a DSMi-TM- clinical expert. Recruitment and contracting of the clinical consultants shall be the responsibility of and at the discretion of DSMi-TM- and the Pain Management Group, BMS agrees to review/accept advisory board recommendations. The panel will assist in the development of the following:


    a)   Intervention Protocol
    b)   Program Goals
    c)   Data sets
    d)   Outcomes evaluation protocol
    e)   Baseline parameters
    f)   Inclusion/exclusion criteria

During clinical development, consulting experts will review program materials, call algorithms and reports to include that program development goals are met.

Program development for the Clinical Study Phase will be completed within 60 days of contract signing and will result in DSMi-TM- delivering a fully operational program, including the following components:

    -    Quality of Life Enrollment Questionnaire
    -    Four Telephone Interventions
    -    Four Provider Update Reports

The Clinical Study Phase program development includes the following tasks:

    -    Design of graphic presentation for on-demand published materials
    -    Design of systems configuration
    - Systems programming for internal reporting, on-demand publishing, interactive voice response, and outcomes analysis
    -    Voice recording and training of the voice response system
    -    Testing of the operable program
    -    Proof reading/editing pre-printed and on-demand published materials

There will be additional program development activity for the Intermediate and Final Phases, however these cannot be determined until changes to be made to the program components developed during the Clinical Study Phase have been identified.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

PROGRAM DEVELOPMENT FEES


The cost is [*****] to deliver the Clinical Study Phase program. This fee is payable according to the following schedule:

    -    40% upon contract signing
    -    20% at signing date plus 30 days
    -    40% upon completion of Clinical Study Phase program development

Developmental fees will cover:

    -    Clinical
         -    Expert Consultation
         -    Clinical Content
         -    Intervention Algorithms
         -    Testing and Debugging

    -    Systems
         -    Database Development
         -    On-Demand Publishing
         -    Voice Training (IVR)
         -    Call Center Integration

    -    Graphics/ Communication
         -    Logo Design
         -    Layout
         -    Illustration Development
         -    Voice Recording/Studio

Should the protocols of the intermediate and final phases of this program be very similar to those of the Clinical Study Phase, the combined development fee for these two phases will not exceed [*****]. The types of changes that would cause these additional development fees to exceed [*****] would be items such as extended call lengths, the use of different calls rather than one call on a repetitive basis, changes in the length of the provider reports, introduction of patient reports, and changes to the logic pattern of the calls.


PROGRAM OPERATION FEES

The patient program operation cost is [*****] per call for the Clinical Study Phase. The patient program operation fees will be billed monthly. Should the contracted call be modified in such a manner as to shorten/lengthen the call or reduce/increase the cost of reporting/publication DSMi-TM-/BMS shall negotiate an appropriate fee for all subsequent interventions.

The per patient program operational cost for the Intermediate and Final Phases will be determined after analysis of the results of the Clinical Study Phases.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

EXCLUSIVITY

DSMi-TM- agrees not to engage or participate in any other project involving the development or implementation of an interactive program in pain management through the earlier of December 31, 1996 or the date upon which development of the Final Phase program begins. BMS shall have the option to extend this exclusivity period for the twelve month period commencing on the earlier of the date upon which development of the Final Phase program begins or December 31, 1996 by agreeing to pay DSMi-TM- an exclusivity fee of [*****] if program operational fees do not exceed [*****] during the period from January 1, 1997 through December 31, 1997. Further extensions of the period of exclusivity shall require that BMS agree to pay to DSMi-TM- an annual exclusivity fee of [*****] multiplied by a fraction, the numerator of which shall be the Consumer Price Index for the medical sector for the calendar year immediately preceding that of the commencement of the extension period and the denominator of which shall be the Consumer Price Index for the medical sector for 1995 if the program operational fees for the project fail to reach the [*****] during the preceding twelve month period.

BMS must notify DSMi-TM- 90 days prior to the end of each exclusivity period if it intends to exercise its option to extend the Exclusivity Period by agreeing to the above exclusivity fee.

Nothing in this Agreement shall prevent DSMI-TM- from developing an interactive program for a disease area which includes a pain management component, but which is not primarily focused on pain management.